CONTACTS:
Investors
Laura Rossi
InvestorRelations@amerantbank.com
(305) 460-8728

Media
Victoria Verdeja
MediaRelations@amerantbank.com
(305) 441-8414

Amerant Bancorp Names Ashaki Rucker to its Board of Directors

CORAL GABLES, FL (April 5, 2023) – Amerant Bancorp Inc. (NASDAQ: AMTB) (the “Company” or “Amerant”) and its subsidiary, Amerant Bank, the largest community bank headquartered in Florida, announced the appointment of Ashaki Rucker to its Board of Directors, effective April 17, 2023. Rucker is Senior Vice President, Head of Human Resources of Miami-based NBCUniversal Telemundo Enterprises & Latin America.

In her current role, Rucker is responsible for the development and execution of the organization’s Human Capital Strategy. She was instrumental in the development of its Diversity, Equity & Inclusion strategy and is a current member of the NBCUniversal Diversity Council. Rucker was recently recognized on Cablefax's Diversity List celebrating the most influential multi-ethnic executives in the media industry.

Rucker brings significant Human Capital and industry experience, having held several senior leadership roles with a number of major organizations across the industries of financial services, professional services and media and entertainment, among them UBS, Deutsche Bank, PricewaterhouseCoopers, Warner Media and The Walt Disney Company.

“We are extremely pleased to welcome Ashaki to our Board of Directors,” said Jerry Plush, Chairman and CEO of Amerant Bank. “She is a consummate professional with extensive Human Capital Management experience and complements our current group of highly skilled, dedicated and growing number of locally-based board members.”

“I am honored to be appointed as a member of the board.” said Rucker. “I look forward to working with the team to fulfill our shared vision, drive growth and create value for all stakeholders.”

Rucker graduated from Columbia University’s Teacher’s College with a Master of Arts in Organizational Psychology and earned a Bachelor of Arts degree from the University at Albany. Rucker serves on the Board of Directors for Rebuilding Together Miami as well as the Advisory

Board of University of Miami Herbert Business School’s Executive Education Program. She is also a member of Girls Inc. for Greater Miami’s 150+ Women Strong.

###

About Amerant Bancorp Inc. (NASDAQ: AMTB)

Amerant Bancorp Inc. is a bank holding company headquartered in Coral Gables, Florida since 1979. The Company operates through its main subsidiary, Amerant Bank, N.A. (the “Bank”), as well as its other subsidiaries: Amerant Investments, Inc., Elant Bank and Trust Ltd., and Amerant Mortgage, LLC. The Company provides individuals and businesses in the U.S. with deposit, credit and wealth management services. The Bank, which has operated for over 40 years, is the largest community bank headquartered in Florida. The Bank operates 23 banking centers – 16 in South Florida and 7 in the Houston, Texas area, as well as an LPO in Tampa, Florida. For more information, visit investor.amerantbank.com.
2